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                                  EXHIBIT 5:

                            BOARD MEETING MINUTES
                           FOR INCREASE IN CAPITAL
                                  OF 8/25/95



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                          MINUTES OF ACTION BY THE
                              SHAREHOLDERS OF
                         MULTI SPECTRUM GROUP, INC.
                     AT A SPECIAL SHAREHOLDERS MEETING
                             (AUGUST 25, 1995)

     WHEREAS, the By-Laws of the Corporation provide that a Special Meeting of the shareholders may be called at any time by the Board of Directors of by the President, and shall be called by the President or the Secretary at the written request of the holders of ten percent (10%) of the shares then outstanding and entitled to vote thereat, or as otherwise required under the provisions of the Business Corporation Act.

     WHEREAS, there were represented by proxy or in person 2,030,263 shares of the Corporation which constituted a quorum, there being currently 2,058,519 shares issued and outstanding, and,

     WHEREAS, being all the Directors of the corporation, desire that the Board of Directors shall take the action expressed in the Resolution hereinafter set forth;

     NOW THEREFORE, we the undersigned, do hereby declare that the action expressed in the following Resolutions shall be and are hereby taken by majority vote of the shareholders of the corporation as of the date hereof;

     RESOLVED, that the following individuals be and hereby are appointed to the Board of Directors of this Corporation, to serve in their respective capacities until the next annual Meeting of Shareholders:
     Eric Gable, Heather Robb, and Kundan S. Rayat.

     RESOLVED, that the Corporation change its name from Multi Spectrum Group, Inc. to MedCare Technologies, Inc.

     RESOLVED, that Article One of the Article of Incorporation be amended to read, "the name of the Corporation be, MedCare
     Technologies, Inc.

     RESOLVED, that the Corporation be and hereby is authorized 1,000,000 shares of Preferred Stock.

     RESOLVED, that Article Four of the Articles of Incorporation be amended to increase the authorized as follows:

          "The aggregate number of shares which this corporation shall have authority to issue is 101,000,000 shares, of which 1,000,000 shares shall be $.001 Par value Common Stock and 1,000,000 shares shall have $.25 par value Preferred Stock.
          The Common Stock shall have voting right of one vote per share. The Board of Directors may issue the Preferred Stock from time to time in one or more series, to have such voting rights, preference in dividends and in liquidation and such other rights, preferences and conditions as the Board of Directors may designate by an amendment to these Articles of Incorporation by action duly adopted without shareholder action and shareholder action and share holder action shall not be required therefor. Fully-paid stock of this Corporation shall not be liable to any further call or assessment."

     RESOLVED, that the Directors are authorized to establish a Stock
     Option Plan.

     RESOLVED, that all past actions taken by the Board of Directors of this Company be ratified.

     RESOLVED, that the Gary R. Blume is appointed SEC counsel for the company.

     RESOLVED, that William Clancy, CPA is appointed Company's
     Independent Public Accountant.

     We, Eric Gable and Kundan S. Rayat, do hereby certify that we are respectively the duly elected President and the duly elected and qualified Secretary and keeper of the records of MedCare Technologies, Inc. a corporation organized and existing under the laws of the State of Utah, and that the above is a true and correct copy of resolution duly adopted at a special meeting of the Shareholders thereof, convened and held in accordance with law and the By-Laws of said Corporation on the 25th day of August 1995, and that such resolution is now in full force and effect.


/s/ ERIC GABLE                     /s/ KUNDAN S. RAYAT
_________________________________  __________________________________
Eric Gable, President              Kundan S. Rayat, Vice Pres.



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